 Exhibit (a)(1)(A)
CLARUS CORPORATION
OFFER TO PURCHASE FOR CASH
BY
CLARUS CORPORATION
OF UP TO $7,200,000 OF SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE NOT GREATER THAN $7.20 PER SHARE NOR LESS THAN
$6.60 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK CITY TIME, ON JUNE 5, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME,
AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Clarus Corporation (“Clarus,” the “Company,” “we,” “us,” or “our”) is offering to purchase for cash up to $7,200,000 of shares of our common stock, par value $0.0001 per share, as well as the preferred share purchase rights associated with such shares that are described below in the section titled “Rights Agreement” (collectively, the “Shares”), at a price not greater than $7.20 nor less than $6.60 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine a single per Share price that we will pay, subject to the proration and conditional tender provisions described in this Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. We will select the lowest single purchase price (in increments of  $0.10), not greater than $7.20 nor less than $6.60 per Share, that will allow us to purchase $7,200,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares having an aggregate value of less than $7,200,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price, including those Shares tendered at a price lower than the Purchase Price. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate purchase price in excess of  $7,200,000 are properly tendered at or below the Purchase Price and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.
As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of $7.20, the maximum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of our issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60, the minimum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of our issued and outstanding Shares.
The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. See Section 7.
The Shares are listed on the NASDAQ Global Select Market (“NASDAQ”) and trade under the symbol “CLAR.”
On May 7, 2018, the last full trading day before we commenced the Offer, the closing price of the Shares on NASDAQ was $7.10 per Share. You should obtain current market quotations for the Shares before deciding whether to participate in the Offer.
If you have questions or need assistance, you should contact D.F. King & Co., Inc. (“D.F. King”), the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
Offer to Purchase dated May 8, 2018

IMPORTANT
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not intend to participate in the Offer.
The equity ownership of our directors and executive officers, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.
Summary of Procedures for Tendering your Shares.
If you want to tender all or part of your Shares, you must do one of the following before 11:59 P.M., New York City time, on June 5, 2018, or any later time and date to which the Offer may be extended:
•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;

•
if you hold Shares in your own name, complete and sign a Letter of Transmittal or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary;

•
if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Offer is initially scheduled to expire (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on May 29, 2018) in order to provide you with sufficient time to validly tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of  $6.60 per Share. You should understand that this election may lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $6.60 per Share, a price that is below the closing market price for the Shares on May 7, 2018, the last full trading day before we commenced the Offer, when the closing market price on NASDAQ was $7.10, and could be below the closing market price for the Shares on NASDAQ on the Expiration Date.
Stockholders properly tendering Shares at $6.60 (the minimum purchase price pursuant to the Offer) can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer.
TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.”
WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER SHALL BE DEEMED TO BE MADE ON OUR BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.
SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT OR THE DEPOSITARY.
Questions and requests for assistance may be directed to D.F. King, the Information Agent for the Offer, at its telephone numbers and address set forth on the back cover of this Offer to Purchase. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery and other Offer documents from the Information Agent at such address and telephone numbers.

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase Shares?
The issuer of the Shares, Clarus Corporation, is offering to purchase your Shares. See Section 1.
How many Shares is Clarus offering to purchase?
We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of  $7,200,000. Because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.
As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the maximum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of our issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60, the minimum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of our issued and outstanding Shares.
We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Sections 1, 7 and 11.
What will be the Purchase Price for the Shares and what will be the form of payment?
We are conducting this Offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares or to tender your Shares at the Purchase Price determined pursuant to the Offer. The price range for the Offer is $6.60 to $7.20 per Share. We will select the lowest single purchase price (in increments of  $0.10), not greater than $7.20 nor less than $6.60 per Share, that will allow us to purchase up to $7,200,000 in value of Shares at such price, based on the number of Shares tendered, or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer.
All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate purchase price in excess of  $7,200,000 are properly tendered at or below the Purchase Price and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.
If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) per Share at Which Shares are Being Tendered.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of  $6.60 per Share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of  $6.60 per Share, a price that is below the closing market price for the Shares on May 7, 2018, the last full trading day before we commenced the Offer, when the closing market price on NASDAQ was $7.10, and could be below the closing market price for the Shares on NASDAQ on the Expiration Date.

We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.
Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.
What is the purpose of the Offer?
On November 9, 2015, Clarus announced that our Board of Directors had authorized $30,000,000 for the repurchase of outstanding shares from stockholders, pursuant to which we have previously conducted open market repurchases and are conducting this Offer. As of May 7, 2018, Clarus has repurchased $12,228,532 in Shares under this authority. In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. See Sections 2 and 11.
We believe the repurchase of Shares pursuant to the Offer will increase management’s alignment with stockholders and provide stockholders the opportunity to exit all or a significant part of their holdings without the potential disruption to the Share price that can result from market sales. We believe that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with this opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In determining to proceed with a modified Dutch auction, we considered, among other things, recent trading prices and volumes for the Shares, various issuer tender offers conducted by other companies, and liquidity opportunities available to our stockholders.
The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, the shareholders who own of record an aggregate of fewer than 100 Shares, which we refer to as “odd lot” holders, who tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on NASDAQ. See Sections 1 and 2.
If the Company completes the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in Clarus as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. See Sections 2 and 11.
What is the accounting treatment of the Offer?
The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase, a reduction in our cash and cash equivalents and, if we utilize our credit facility for any portion of the purchase of Shares in the Offer, an increase in our debt. See Section 2.
Following the tender offer, will the Company continue as a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the reporting requirements of the Exchange Act. In addition, it is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there is not a reasonable likelihood that the Shares will be delisted from NASDAQ.

How long do I have to tender my Shares?
You may tender your Shares until the Expiration Date. The Offer will expire on June 5, 2018 at 11:59 P.M., New York City time, unless we extend the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1, 3 and 15.
If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.
If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.
Can the Offer be amended or terminated and, if so, under what circumstances?
Yes. We may amend the Offer in our sole discretion, subject to applicable law. See Section 15.
We can also terminate the Offer under certain circumstances. See Sections 7 and 15.
How will I be notified if the Offer is extended or amended?
If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for tendered Shares depends upon our satisfaction or waiver of the following conditions, on or prior to the Expiration Date:
•
no legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•
the Offer shall not cause us to violate or fail to be in compliance with any applicable law, including Section 160 of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 160 of the DGCL, a corporation generally may only redeem or purchase its own shares of capital stock for cash or other property when the capital of the corporation is not impaired and when the redemption or purchase would not cause the capital of the corporation to become impaired. Capital is considered impaired when the net assets of the corporation (total assets in excess of total liabilities) do not exceed the capital of the corporation (generally defined to be the aggregate par value of its outstanding shares);

•
no statute, rule or regulation shall have been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•
no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

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no changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

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no commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after May 7, 2018, nor any material escalation, on or after May 7, 2018, of any war or armed hostilities that had commenced prior to May 7, 2018 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

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no decrease of more than 10% in the market price for the Shares on NASDAQ or in the general level of market prices for equity securities in any of the Dow Jones Industrial Average, NASDAQ Composite Index, NASDAQ Global Select Market Composite Index, Standard & Poor’s 500 Composite Index or Russell 2000 Index measured from the close of trading on May 7, 2018 shall have occurred;

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no person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

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no person (including a “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before May 7, 2018);

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no person or group that has made such a filing before May 7, 2018, including Warren B. Kanders, shall acquire or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;

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no new group shall have been formed that beneficially owns more than 5% of our outstanding Shares;

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no person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

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no material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred; and

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no determination shall have been made by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares being delisted from NASDAQ.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.
How will the Offer affect the number of Shares outstanding?
As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the maximum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of our issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60, the minimum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of our issued and outstanding Shares. If any of our stockholders who:
•
hold Shares in their own name as holders of record, or

•
are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.
Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Sections 2 and 11.
How do I tender my Shares?
•
if you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (stockholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);

•
if you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal, or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 11:59 P.M., New York City time, on June 5, 2018, or such later time and date to which we may extend the Offer;

•
if you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•
if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Offer is initially scheduled to expire (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on May 29, 2018) in order to provide you with sufficient time to validly tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares, but:
•
the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

•
you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

•
your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.
We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to the holders of Shares residing in that state where we are prohibited from making the Offer by administrative or judicial action pursuant to such state law. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such state.
You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
May I tender only a portion of the Shares that I hold?
Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.
How do I withdraw Shares previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.
Until what time can I withdraw previously tendered Shares?
You may withdraw your tendered Shares at any time before 11:59 P.M., New York City time, on June 5, 2018, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on July 3, 2018. See Section 4.
What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $7,200,000?
Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $7,200,000, we will purchase Shares in the following order of priority:
•
first, we will purchase Shares from all stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of  $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•
second, only if necessary to permit us to purchase Shares having an aggregate purchase price of $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender, even if you tender them at or below the final Purchase Price. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer. See Sections 1 and 6.

Has Clarus or its Board of Directors adopted a position on the Offer?
Our Board of Directors has authorized us to make the Offer. However, none of Clarus, the members of our Board of Directors, our executive officers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price or prices to tender. Prior to making any decision with respect to the Offer, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.
All of our directors and executive officers have indicated that they do not intend to participate in the Offer.
Does Clarus intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Beginning ten business days after the Expiration Date of the tender offer, and subject to compliance with the terms of our credit facility, we may make additional Share repurchases from time to time, including through the Share repurchase program our Board authorized on November 9, 2015, pursuant to which we may repurchase an aggregate of  $30,000,000 of our Shares. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business, financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. See Section 2.
What will happen if I do not tender my Shares?
Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.
When and how will Clarus pay for the Shares I tender that are accepted for payment?
We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held by a broker and DTC will allocate funds appropriately to your broker for payment of tendered Shares. See Section 5.
If I am a holder of vested stock options, how do I participate in the Offer?
We will not purchase unexercised options. If you hold vested but unexercised options, you may choose to exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the Shares received upon such exercise in accordance with the Offer. Please keep in mind that an election to exercise your stock options is irrevocable, which means that if the Shares resulting from your exercise are not purchased in the Offer for any reason, you will continue to hold such Shares and you will not be given an opportunity to unwind your exercise.
If you wish to sell Shares issuable pursuant to unexercised options, you must:
(1)
exercise your vested options by submitting a written exercise notice to the Company’s stock administrator (and pay the applicable exercise price(s) to the Company and, if you are exercising a vested nonstatutory stock option, you must also pay any taxes that must be withheld as a result of the exercise); we recommend doing so no later than 5:00 p.m., New York City time, on May 29, 2018; and

(2)
submit your election to participate in the Offer prior to its expiration.

If you want to elect to sell Shares in the Offer that were issuable upon exercise of a stock option and for any reason (a) you fail to properly or timely complete and submit your option exercise notice, and/or (b) you fail to pay the applicable exercise price for any option you are exercising (including any necessary tax amounts), then you will not be eligible to sell Shares subject to such option in the Offer.
In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender Shares represented by such interests.
What is the recent market price for the Shares?
On May 7, 2018, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on NASDAQ was $7.10 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my Shares?
If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker or other nominee tenders Shares on your behalf, your broker or other nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 16.
What are the United States federal income tax consequences if I tender my Shares?
If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding at a 30% rate unless one of certain exemptions applies. See Sections 3 and 13.
Will I have to pay stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.
If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact D.F. King, the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer to Purchase. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at such telephone numbers and address.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this Offer to Purchase are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this Offer to Purchase include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets, including the ability to obtain sufficient financing; the financial strength of the Company’s customers; the Company’s ability to implement its growth strategy, including its ability to organically grow each of its historical product lines; the ability of the Company to identify potential acquisition or investment opportunities as part of its acquisition strategy; the Company’s ability to successfully execute its acquisition strategy or that any such strategy will result in the Company’s future profitability; the Company’s ability to successfully integrate Sierra Bullets, L.L.C. (“Sierra”); changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets by our Sierra segment, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company’s manufacturing facilities and foreign suppliers; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; legal, regulatory, political and economic risks in international markets; the additional leverage that we may incur to finance the Offer could adversely affect our capital resources, financial condition and liquidity; our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the Offer and other Share repurchases; and the commencement and completion of the Offer.
More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this Offer to Purchase are based upon information available to the Company as of the date of this Offer to Purchase, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase.

INTRODUCTION
To the Holders of our Shares:
Clarus offers to purchase Shares having an aggregate purchase price of  $7,200,000, pursuant to tenders at a price specified by the tendering stockholders of not greater than $7.20 nor less than $6.60 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.
Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn may not be purchased if more Shares than would result in an aggregate purchase price of  $7,200,000 are properly tendered at or below the Purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.
The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not intend to participate in the Offer.
The equity ownership of our directors and executive officers, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. See Sections 2 and 11.
If Shares representing an aggregate purchase price of more than $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:
•
first, we will purchase Shares from all stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•
second, only if necessary to permit us to purchase Shares having an aggregate purchase price of $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender, even if you tender them at or below the final Purchase Price. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.
The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.
Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 24% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined in Section 13). Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s exempt status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 3. Also see Section 13 regarding United States federal income tax consequences of the Offer.
We will pay all fees and expenses incurred in connection with the Offer by D.F. King, the Information Agent for the Offer, and by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 16.
As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the maximum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of our issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60, the minimum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of our issued and outstanding Shares.
If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.
The Shares are listed on NASDAQ and trade under the symbol “CLAR.” On May 7, 2018, the last full trading day before we commenced the Offer, the closing price of the Shares on NASDAQ was $7.10 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.
This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER
1.
Aggregate Purchase Price for Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (in accordance with Section 4) before the Expiration Date, having an aggregate purchase price of up to $7,200,000, pursuant to tenders at a price specified by the tendering stockholders of not greater than $7.20 nor less than $6.60 per Share net to the seller in cash, less any applicable withholding taxes and without interest. If Shares with an aggregate value of less than $7,200,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.
The term “Expiration Date” means 11:59 P.M., New York City time, on June 5, 2018. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw any such stockholder’s Shares.
If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration. Except as described herein, the withdrawal rights expire at the Expiration Date.
If we (i) increase the maximum aggregate purchase price of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares, (ii) decrease the maximum aggregate purchase price of Shares that we may purchase in the Offer or (iii) change the range of purchase prices at which stockholders may tender their Shares, then the Offer must remain open for at least 10 business days following the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 15.
Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration and conditional tender provisions of the Offer, all of the Shares tendered may not be purchased if Shares with an aggregate purchase price of more than $7,200,000 are properly tendered at or below the Purchase Price and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.
Priority of Purchases.   If Shares representing an aggregate purchase price of more than $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:
•
first, we will purchase Shares from all stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•
second, only if necessary to permit us to purchase Shares having an aggregate purchase price of $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.
Therefore, we may not purchase all of the Shares that you properly tender, even if you tender them at or below the final Purchase Price. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer. As we noted above, we may elect to purchase more than an aggregate purchase of  $7,200,000 of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price of Shares as we may elect.
Proration.   If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the stockholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other documents may be requested from the Information Agent at Clarus’ expense at the address and telephone numbers set forth on the back cover of this Offer to Purchase.
2.
Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.
On November 9, 2015, Clarus announced that our Board of Directors had authorized $30,000,000 for the repurchase of outstanding shares from stockholders, pursuant to which we have previously conducted open market repurchases and are conducting this Offer. As of May 7, 2018, Clarus has repurchased $12,228,532 in Shares under this authority. In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources.
We believe the repurchase of Shares pursuant to the Offer will increase management’s alignment with stockholders and provide stockholders the opportunity to exit all or a significant part of their holdings without the potential disruption to the Share price that can result from market sales. We believe that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with this opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In determining to proceed with a modified Dutch auction, we considered, among other things, recent trading prices and volumes for the Shares, various issuer tender offers conducted by other companies, and liquidity opportunities available to our stockholders.
The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on NASDAQ.
Potential Benefits of the Offer to those who Tender.   We believe the Offer will provide benefits to our stockholders who tender their Shares pursuant to the Offer, including the following:
•
we believe the Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales;

•
an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales; and

•
odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

Potential Benefits of the Offer to those who Retain Equity Interest.   We believe the Offer will provide benefits to us and our stockholders who do not tender their Shares pursuant to the Offer, including the following:
•
increased management’s alignment with stockholders; and

•
upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Clarus.

Potential Risks and Disadvantages of the Offer to those who Retain Equity Interest.   The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:
•
the Offer will reduce our public float. There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer;

•
risks associated with our existing debt arrangements, including higher leverage, potential priority of claims and cash flow required to service our indebtedness or other related contractual obligations; and

•
if certain large stockholders do not participate in the Offer, it will further concentrate their ownership of the Company. Such large stockholders include our Executive Chairman, Warren B. Kanders, who has indicated that he does not intend to participate in the Offer. If the Offer is fully subscribed, Mr. Kanders’ ownership of our Shares could increase from 25.4%, which he currently holds, to up to 26.3%. Concentrated ownership may limit the ability of our stockholders to influence corporate matters and may also have the effect of delaying, preventing or defeating a change of control.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.
Certain Effects of the Offer.   As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the maximum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of our issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60 the minimum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of our issued and outstanding Shares.
Stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. These stockholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares in the Offer. We can give no assurance, however, that we will not issue additional shares or other equity interests in the future.
In addition, following consummation of the Offer and future repurchases, stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on NASDAQ or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.
The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase, a reduction in our cash and cash equivalents and, if we utilize our credit facility for any portion of the purchase of Shares in the Offer, an increase in our debt.
We will either cancel or hold as treasury stock Shares we repurchase pursuant to the Offer. Shares that we acquire pursuant to the Offer and hold as treasury stock will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law, rule or regulation) for all purposes.
Based on the published guidelines of NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. The Company currently meets the eligibility requirements for deregistration of the shares under the Exchange Act due to our having fewer than 300 holders of record of our Shares. Our shares will continue to be eligible for deregistration under the Exchange Act following our purchase of Shares under the Offer. However, we have no present plans to terminate the registration of the shares under the Exchange Act or to discontinue complying with the SEC’s proxy rules and other requirements to furnish information to our stockholders, and we do not anticipate any such plans in the foreseeable future. The Offer is conditioned upon the Company having determined that the consummation of the Offer is not reasonably likely to cause the Shares to be delisted from NASDAQ.

The Shares are currently “margin stock” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin stock for purposes of the Federal Reserve Board’s margin rules and regulations.
Other Plans.   Except as otherwise disclosed, or incorporated by reference in this Offer to Purchase, neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than transactions among our wholly-owned subsidiaries;

•
any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•
any material change in our present dividend rate or policy, or indebtedness or capitalization;

•
any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•
any class of our equity securities ceasing to be authorized to be listed on NASDAQ;

•
any material change in our corporate structure or business;

•
any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•
the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of our securities, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of option awards or restricted stock awards granted to certain of our officers and directors; or

•
any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

On November 9, 2015, Clarus announced that our Board of Directors had authorized $30,000,000 for the repurchase of outstanding shares from stockholders, pursuant to which we have previously conducted open market repurchases and are conducting this Offer. As of May 7, 2018, Clarus has repurchased $12,228,532 in Shares under this authority. If the Offer is fully subscribed, $10,571,468 of this authority will remain. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions (including any restrictions contained in our existing debt arrangements) and other factors we deem relevant. There can be no assurance that we will repurchase Shares in the future.
3.
Procedures for Tendering Shares.

Proper Tender of Shares.   For Shares to be tendered properly pursuant to the Offer:
(1)
the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 11:59 P.M., New York City time, June 5, 2018 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

(2)
the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Stockholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.
In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.
Stockholders who elect to indicate a specific price should be aware that this election could mean that none of their Shares will be purchased if the indicated price is above the Purchase Price. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.
If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of  $6.60 per Share. You should understand that this election may lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of  $6.60 per Share, a price that is below the closing market price for the Shares on May 7, 2018, the last full trading day before we commenced the Offer, when the closing market price on NASDAQ was $7.10, and could be below the closing market price for the Shares on NASDAQ on the Expiration Date.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:
(1)
the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned either “Special Payment Instructions” or “Special Delivery Instructions” in the Letter of Transmittal; or

(2)
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal.
If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.
The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when the Letter of Transmittal, or a manually signed facsimile thereof, is actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.
Book-Entry Delivery.   For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Clarus may enforce such agreement against such DTC participant.

Guaranteed Delivery.   Stockholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:
(1)
the tender is made by or through an Eligible Institution;

(2)
a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an Eligible Institution) by overnight courier or facsimile transmission (for Eligible Institutions only) on or before the Expiration Date; and

(3)
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two Trading Days (as defined below) after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents. A “Trading Day” is any day on which NASDAQ is open for business.

Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.
Procedures for Stock Options.   We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender any Shares received upon such exercise. Options must be exercised sufficiently in advance of the expiration of the Offer in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
If you wish to sell Shares issuable pursuant to unexercised options, you must:
(1)
exercise your vested options by submitting a written exercise notice to the Company’s stock administrator (and pay the applicable exercise price(s) to the Company and, if you are exercising a vested nonstatutory stock option, you must also pay any taxes that must be withheld as a result of the exercise); we recommend doing so no later than 5:00 p.m., New York City time, on May 29, 2018; and

(2)
submit your election to participate in the Offer prior to its expiration.

If you want to elect to sell Shares in the Offer that were issuable upon exercise of a stock option and for any reason (a) you fail to properly or timely complete and submit your option exercise notice, and/or (b) you fail to pay the applicable exercise price for any option you are exercising (including any necessary tax amounts), then you will not be eligible to sell Shares subject to such option in the Offer.
In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender Shares represented by such interests.
Return of Unpurchased Shares.   If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the

Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case, without expense to the stockholder.
United States Federal Backup Withholding.   Under the United States federal income tax backup withholding rules, 24% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 13) or other U.S. payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other U.S. payee provides his or her correct taxpayer identification number (employer identification number or Social Security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder or other U.S. payee is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. For a discussion of certain United States federal income tax consequences to tendering U.S. Holders, see Section 13.
In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit an applicable IRS Form W-8, signed under penalties of perjury and attesting to such holder’s exempt status, or other acceptable certification. Non-U.S. Holders can obtain the applicable IRS Form W-8 from the Depositary or from the IRS’s website.
ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 24% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.
United States Federal Income Tax Withholding on Non-U.S. Holders.   Even if a Non-U.S. Holder (as defined in Section 13) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent may be subject to withholding of United States federal income tax at a rate of 30%, unless the Depositary or another paying agent determines that an exemption from, or a reduced rate of, withholding tax is available, a properly completed and executed applicable IRS Form W-8 (or other acceptable certification) is provided to the Depositary or paying agent and other requirements are met. Such forms can be obtained from the Depositary or from the IRS’s website. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 Tests” for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. In addition, as described in Section 13 below, “FATCA” withholding may apply to amounts paid to a Non-U.S. Holder pursuant to the Offer unless specified requirements are met.
Non-U.S. Holders should review Section 13 and consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.
WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.
CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Tendering Stockholder’s Representation and Warranty; Acceptance by Clarus Constitutes an Agreement.   A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of  (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Lost Certificates.   If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.
4.
Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on July 3, 2018. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.
If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.
For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.
If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.
Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.
5.
Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (in accordance with Section 4) before the Expiration Date, having an aggregate purchase price of up to $7,200,000, pursuant to tenders at a price specified by the tendering stockholders of not greater than $7.20 nor less than $6.60 per Share net to the seller in cash, less any applicable withholding taxes and without interest. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately four business days after the Expiration Date. Unless a stockholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.
Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, or other acceptable certification, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
6.
Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if Shares having an aggregate purchase price of more than $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered at or below the Purchase Price by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate purchase price of the Shares to be purchased to fall below $7,200,000 (or such greater amount as we may elect to purchase, subject to applicable law), to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such aggregate purchase price of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Purchase Price.
7.
Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):
•
any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•
the Offer has caused us to violate or fail to be in compliance with any applicable law, including Section 160 of the DGCL, under which a corporation generally may only redeem or purchase its own shares of capital stock for cash or other property when the capital of the corporation is not impaired and when the redemption or purchase would not cause the capital of the corporation to become impaired. Capital is considered impaired when the net assets of the corporation (total assets in excess of total liabilities) do not exceed the capital of the corporation (generally defined to be the aggregate par value of its outstanding shares);

•
any statute, rule or regulation has been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•
any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States has occurred;

•
any changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, have occurred;
•
any commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, has occurred directly or indirectly involving the United States on or after May 7, 2018, or any material escalation, on or after May 7, 2018, of any war or armed hostilities that had commenced prior to May 7, 2018 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, has occurred;

•
any decrease of more than 10% in the market price for the Shares on NASDAQ or in the general level of market prices for equity securities in any of the Dow Jones Industrial Average, NASDAQ Composite Index, NASDAQ Global Select Market Composite Index, Standard & Poor’s 500 Composite Index or Russell 2000 Index measured from the close of trading on May 7, 2018;

•
any person has commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•
any person (including a group) has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before May 7, 2018);

•
any person or group that has made such a filing before May 7, 2018, including Warren B. Kanders, acquires or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;

•
any new group has been formed that beneficially owns more than 5% of our outstanding Shares;

•
any person, entity or group has filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•
any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, has occurred; or

•
any determination by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares being delisted from NASDAQ.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and we may assert them or waive them, in whole or in part, at any time and from time to time in our sole and reasonable discretion prior to the expiration of the Offer. Any decision by us to exercise any of the foregoing rights will be disseminated promptly in accordance with Section 15 of the Offer to Purchase. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8.
Price Range of Shares; Dividends.

Our Shares are listed for trading on NASDAQ under the trading symbol “CLAR.”
Price Range of Shares.   The following table sets forth the high and low sales prices per Share for our Shares as reported by NASDAQ for the relevant periods.
	High	Low
Year ending December 31, 2018
First Quarter	$7.80	$6.50
Second Quarter (through May 7, 2018)	$7.20	$6.60
Year ended December 31, 2017
First Quarter	$6.23	$5.00
Second Quarter	$7.10	$5.10
Third Quarter	$7.80	$5.20
Fourth Quarter	$8.00	$6.75
Year ended December 31, 2016
First Quarter	$5.19	$3.85
Second Quarter	$4.61	$3.93
Third Quarter	$5.21	$4.11
Fourth Quarter	$6.85	$4.75
On May 7, 2018, the last full trading day before we commenced the Offer, the closing price of the Shares on NASDAQ was $7.10 per Share. We urge stockholders to obtain a current market quotation for the Shares before deciding whether and at what prices to tender their Shares.
Dividends.   We currently do not pay dividends, and, except as otherwise disclosed, or incorporated by reference in this Offer to Purchase, anticipate that we will retain our future earnings for use in our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on the payment of dividends, and other factors our Board of Directors deems relevant.
9.
Source and Amount of Funds.

The Offer is not subject to any financing condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $7,500,000. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using available cash, or funds that we may borrow under our existing credit facility, which is described below.
In conjunction with the acquisition of Sierra, on August 21, 2017, we together with our direct and indirect domestic subsidiaries entered into a third amended and restated loan agreement (the “Third Amended and Restated Loan Agreement”) with ZB, N.A. dba Zions First National Bank (the “Lender”), which matures on August 21, 2022. Under the Third Amended and Restated Loan Agreement, we have up to a $40,000,000 revolving line of credit pursuant to a fourth amended and restated promissory note. The maximum borrowing of  $40,000,000 under the revolving line of credit reduces by $1,250,000 per quarter until such time as the maximum borrowing amount is $20,000,000, provided, that we may request an increase of up to $20,000,000 as an accordion option to increase the revolving line of credit up to the maximum borrowing amount on a seasonal or permanent basis for funding general corporate needs including working capital, capital expenditures, permitted loans or investments in subsidiaries, and the issuance of letters of credit. Availability under the revolving line of credit may not exceed $30,000,000 unless we have sufficient eligible receivable, inventory and equipment assets at such time pursuant to formulas set forth in the Third Amended and Restated Loan Agreement.

All debt associated with the Third Amended and Restated Loan Agreement bears interest at one-month London Interbank Offered Rate (“LIBOR”) plus an applicable margin as determined by the ratio of Total Net Debt (as defined in and subject to adjustments as set forth in the Third Amended and Restated Loan Agreement) to trailing twelve month earnings before interest, taxes, depreciation and amortization (“EBITDA”) as follows: (i) one month LIBOR plus 4.00% per annum at all times that Total Net Debt to trailing twelve month EBITDA ratio is greater than or equal to 2.75; (ii) one month LIBOR plus 3.00% per annum at all times that Total Net Debt to trailing twelve month EBITDA ratio is greater than or equal to 2.00 and less than 2.75; (iii) one month LIBOR plus 2.00% per annum at all times that Total Net Debt to trailing twelve month EBITDA ratio is greater than or equal to 1.00 and less than 2.00; and (iv) one month LIBOR plus 1.5% per annum at all times that Total Net Debt to trailing twelve month EBITDA ratio is less than 1.00.
Any amount outstanding under the Third Amended and Restated Loan Agreement will be secured by a general first priority Uniform Commercial Code security interest in all material domestic assets of ours and our domestic subsidiaries, including, but not limited to: accounts, accounts receivable, inventories, equipment, real property, ownership in subsidiaries, and intangibles including patents, trademarks and copyrights. Proceeds of the foregoing will be secured via pledge and control agreements on domestic depository and investment accounts not held with the Lender.
The Third Amended and Restated Loan Agreement contains certain financial covenants including restrictive debt covenants that require us and our subsidiaries to maintain a minimum fixed charge coverage ratio, a maximum total leverage ratio, a minimum net worth, a positive amount of asset coverage and limitations on capital expenditures, all as calculated in the Third Amended and Restated Loan Agreement.
In addition, the Third Amended and Restated Loan Agreement contains covenants restricting us and our subsidiaries from pledging or encumbering their assets, with certain exceptions, and from engaging in acquisitions other than acquisitions permitted by the Third Amended and Restated Loan Agreement. The Third Amended and Restated Loan Agreement contains customary events of default (with grace periods where customary) including, among other things, failure to pay any principal or interest when due; any materially false or misleading representation, warranty, or financial statement; failure to comply with or to perform any provision of the Third and Restated Loan Agreement; and default on any debt or agreement in excess of certain amounts. As of March 31, 2018, we had drawn approximately $14,738,000 on the $38,750,000 Revolving Line of Credit.
We will also utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions. After the Offer is completed, we believe that our then-available cash, cash equivalents and short-term investments, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.
10.
Certain Information Concerning the Company.

General.   Headquartered in Salt Lake City, Utah, Clarus, a company focused on the outdoor and consumer industries, is seeking opportunities to acquire and grow businesses that can generate attractive shareholder returns. The Company has substantial net operating tax loss carryforwards which it is seeking to redeploy to maximize shareholder value in a diverse array of businesses. Clarus’ primary business is as a leading developer, manufacturer and distributor of outdoor equipment and lifestyle products focused on the climb, ski, mountain, and sport categories. The Company’s products are principally sold under the Black Diamond®, Sierra® and PIEPS® brand names through specialty and online retailers, distributors and original equipment manufacturers throughout the U.S. and internationally.

Through our Black Diamond and PIEPS brands, we offer a broad range of products including: high performance apparel (such as jackets, shells, pants and bibs); rock-climbing equipment (such as carabiners, protection devices, harnesses, belay devices, helmets, and ice-climbing gear); technical backpacks and high-end day packs; tents; trekking poles; headlamps and lanterns; and gloves and mittens. We also offer advanced skis, ski poles, ski skins, and snow safety products, including avalanche airbag systems, avalanche transceivers, shovels, and probes. Through our Sierra brand, we manufacture a wide range of high performance bullets for both rifles and pistols that are used for precision target shooting, hunting and military and law enforcement purposes.
Our principal executive offices are located at 2084 East 3900 South, Salt Lake City, Utah 84214, and our phone number is (801) 278-5552.
Where You Can Find More Information.   We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The Schedule TO, and such reports, proxy statements and other information filed by us, can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.
Our common stock is traded on NASDAQ under the symbol “CLAR.” Certain materials filed by us may be inspected at the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and, other than any portion of any such documents that is furnished under applicable SEC rules, we incorporate them by reference:
•
Clarus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 12, 2018;

•
Clarus’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed on May 7, 2018;

•
Clarus’ Current Reports on Form 8-K filed on March 15, 2018 and May 7, 2018 (regarding the Offer and other matters); and

•
Clarus’ Proxy Statement on Schedule 14A for Clarus’ Annual Meeting of Stockholders to be held on June 7, 2018.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone numbers set forth below.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers Call: (212) 269-5550

Stockholders Call Toll-Free: (888) 414-5566
Email: clarus@dfking.com

11.
Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership.   As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the maximum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of our issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60, the minimum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of our issued and outstanding Shares.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not intend to participate in the Offer. The equity ownership of our directors and executive officers will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.
The following table sets forth, as of May 7, 2018, certain information regarding the beneficial ownership of the Shares outstanding by (i) each person known to us to own or control five percent (5%) or more of our Shares, (ii) each of our current directors, (iii) each of our current executive officers and (iv) our current executive officers and directors as a group. Unless otherwise indicated, each person named in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Clarus Corporation, 2084 East 3900 South, Salt Lake City, UT 84124.
Name	Shares Beneficially Owned(1)	Percentage (%) of Shares(2)
Kennedy Capital Management, Inc.	1,876,610(3)	6.2
Greenhouse Funds LLLP	1,626,720(4)	5.4
Brown Advisory Incorporated	1,552,657(5)	5.2
Warren B. Kanders	7,835,284(6)	25.4
Nicholas Sokolow	713,902(7)	2.4
Donald L. House	380,695(8)	1.3
Michael A. Henning	125,834(9)	*
John C. Walbrecht	142,351(10)	*
Aaron J. Kuehne	185,741(11)	*
All current directors and executive officers as a group (6 persons)	9,383,807(12)	29.7

*
Denotes less than one percent.

1)
As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares within 60 days of May 7, 2018, (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security.

2)
Applicable percentage of beneficial ownership is based on 30,041,265 Shares outstanding as of May 7, 2018.

3)
Based solely on a Schedule 13G filed with the SEC on February 13, 2018 by Kennedy Capital Management, Inc. In such filing, Kennedy Capital Management, Inc. lists its address as 10829 Olive Blvd., St. Louis, MO 63141, and indicates that, as of December 31, 2017, it had sole voting and dispositive power with respect to 1,876,610 Shares and did not have shared voting or dispositive power with respect to any Shares.

4)
Based solely on a Schedule 13G filed with the SEC on February 14, 2018 by Greenhouse Funds LLLP and certain of its affiliates. In such filing, Greenhouse Funds LLLP and its affiliates list their address as 650 S. Exeter St., Suite 1080, Baltimore, MD 21202, and indicate that, as of December 31, 2017, they did not have sole voting or dispositive power with respect to any Shares and had shared voting and dispositive power with respect to 1,626,720 Shares.

5)
Based solely on a Schedule 13G filed with the SEC on March 6, 2018 by Brown Advisory Incorporated on its own behalf and on behalf of certain of its subsidiaries. In such filing, Brown Advisory Incorporated lists its address as 901 South Bond Street, Suite 400, Baltimore, MD 21231, and indicates that, as of February 28, 2018, it had sole voting power with respect to 1,264,488 Shares, had shared voting power with respect to 1,256 Shares, did not have sole dispositive power with respect to any Shares and had shared dispositive power with respect to 1,552,657 Shares.

6)
Includes (i) Mr. Kanders’ options to purchase 800,000 Shares that are presently exercisable or exercisable within 60 days of May 7, 2018; (ii) 2,419,490 Shares held by Kanders GMP Holdings, LLC, of which Mr. Kanders is a majority member and a trustee of the manager; (iii) 13,900 Shares that Mr. Kanders may be deemed to beneficially own as UTMA custodian for his children; and (iv) 124,667 Shares held by Mr. Kanders’ spouse in a UTA Trust Account of which Mr. Kanders is the sole trustee. Of the 7,835,284 Shares included in Mr. Kanders’ beneficial ownership, 5,919,017 Shares are hypothecated and/or pledged as security for loans from financial institutions. Excludes (i) 100,000 Shares that are beneficially owned by Mr. Kanders’ spouse, as to all of which he disclaims any beneficial ownership; (ii) options to purchase 500,000 Shares that are not presently exercisable and not exercisable within 60 days of May 7, 2018; and (iii) a five-year stock award of 500,000 shares of restricted common stock granted on June 1, 2017 under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) of which (a) 250,000 restricted shares will vest and become nonforfeitable if, on or before June 1, 2022, the closing price of the Shares shall have equaled or exceeded $10.00 per share for twenty consecutive trading days, and (b) 250,000 restricted shares will vest and become nonforfeitable if, on or before June 1, 2022, the closing price of the Shares shall have equaled or exceeded $12.00 per share for twenty consecutive trading days.

7)
Includes (i) Mr. Sokolow’s options to purchase 210,834 Shares that are presently exercisable or exercisable within 60 days of May 7, 2018; (ii) 377,567 Shares held by ST Investors Fund, LLC, of which Mr. Sokolow is the general manager; and (iii) 70,425 Shares held by Madetys Investments, LLC, of which Mr. Sokolow is the general manager. Excludes Mr. Sokolow’s options to purchase 16,666 Shares that are not presently exercisable and not exercisable within 60 days of May 7, 2018.

8)
Includes Mr. House’s options to purchase 250,834 Shares that are presently exercisable or exercisable within 60 days of May 7, 2018. Excludes Mr. House’s options to purchase 16,666 Shares that are not presently exercisable and not exercisable within 60 days of May 7, 2018.

9)
Includes Mr. Henning’s options to purchase 115,834 Shares that are presently exercisable or exercisable within 60 days of May 7, 2018. Excludes Mr. Henning’s options to purchase 16,666 Shares that are not presently exercisable and not exercisable within 60 days of May 7, 2018.

10)
Excludes options to purchase 500,000 Shares that are not presently exercisable and not exercisable within 60 days of May 7, 2018.

11)
Includes Mr. Kuehne’s options to purchase 167,001 Shares that are presently exercisable or exercisable within 60 days of May 7, 2018. Excludes (i) Mr. Kuehne’s options to purchase 607,999 Shares that are not presently exercisable and not exercisable within 60 days of May 7, 2018; (ii) restricted stock award granted on July 1, 2016 under the 2015 Plan of which 100,000 restricted shares will vest and become nonforfeitable if, on or before July 1, 2020, the fair market value of the Shares shall have equaled or exceeded $15.00 per share for twenty consecutive trading days; and (iii) 1,991 Shares that are beneficially owned by Mr. Kuehne’s spouse, as to all of which he disclaims any beneficial ownership.

12)
Includes options to purchase 1,502,836 Shares that are presently exercisable or exercisable within 60 days of May 7, 2018. Excludes options to purchase 1,699,664 Shares that are not presently exercisable and not exercisable within 60 days of May 7, 2018.

Transactions and Arrangements Concerning the Shares.
Recent Securities Transactions.   Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and affiliates, except for awards of stock options, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers, associates or affiliates.

Transactions Pursuant to the 2015 Plan
Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Options	Exercise Price
Warren B. Kanders	March 9, 2018	Grant of option award	500,000(1)	$6.80(1)
John C. Walbrecht	March 9, 2018	Grant of option award	500,000(1)	$6.80(1)
Aaron J. Kuehne	March 9, 2018	Grant of option award	500,000(1)	$6.80(1)

(1)
Stock options to purchase 100,000 Shares will vest and become exercisable on December 31, 2018 and each anniversary thereof, through December 31, 2022. In the event that the grantee passes away on or after January 1, 2019, 50% of the unvested stock options will immediately vest and the remaining 50% will be terminated. In the event that grantee voluntarily terminates his employment with the Company on or before December 31, 2022, unless otherwise expressly provided in the grantee’s employment agreement, all unvested stock options shall expire and be terminated, and all vested stock options that are exercised in accordance with their terms will be subject to a two-year lock-up from the date of exercise in any such case.

Arrangements Concerning the Shares.
Stock-Based Compensation Plan.   Under the Company’s 2015 Plan and the previous 2005 Stock Incentive Plan (the “2005 Plan”), the Board of Directors has flexibility to determine the type and amount of awards to be granted to eligible participants, who must be employees, directors, officers or consultants of the Company or its subsidiaries. The 2015 Plan allows for grants of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, and restricted units. The aggregate number of Shares that may be granted through awards under the 2015 Plan to any employee in any calendar year may not exceed 500,000 shares. The 2005 Plan continued in effect until June 2015 when it expired in accordance with its terms, although, as of May 7, 2018, 801,000 Shares subject to outstanding awards granted under the 2005 Plan prior to its expiration remain available for issuance in accordance with the terms of such grants. The 2015 Plan will continue in effect until December 2025 unless terminated sooner. As of May 7, 2018, the number of shares authorized and reserved for issuance under the 2015 Plan is 6,155,524, subject to automatic annual increase equal to 5% of the total number of shares of the Company’s outstanding Shares.
Rights Agreement.   On February 12, 2008, Clarus entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company that provides for the terms of a rights plan including a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The dividend is payable to Clarus’ stockholders of record as of the close of business on February 12, 2008 (the “Record Date”). Furthermore, Rights have been, and will continue to be, issued in respect of all Shares (other than Shares issued upon the exercise or exchange of any Right) issued or delivered by Clarus after the Record Date but prior to the earlier of the Distribution Date (as defined below) and the expiration date of the Rights.
The Board of Directors adopted the Rights Agreement to protect Clarus’ ability to carry forward its net operating loss carryforwards (“NOLs”), which Clarus believes are a substantial asset. The Rights Agreement is designed to assist in limiting the number of 5% or more owners and thus reduce the risk of a possible “change of ownership” under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Any such “change of ownership” under these rules would limit or eliminate the ability of Clarus to use its existing NOLs for federal income tax purposes. However, there is no guarantee that the objective of preserving the value of the NOLs will be achieved. There is a possibility that certain stock transactions may be completed by stockholders or prospective stockholders that could trigger a “change of ownership,” and there are other limitations on the use of NOLs set forth in the Code.
The Rights Agreement imposes a significant penalty upon any person or group that acquires 4.9% or more (but less than 50%) of Clarus’ then-outstanding common stock without the prior approval of the Board of Directors. Stockholders who own 4.9% or more of Clarus’ then-outstanding common stock as of the close of business on the Record Date, will not trigger the Rights Agreement so long as they do not increase their ownership of common stock. Moreover, the Board of Directors may exempt any person or group that owns 4.9% or more. A person or group that acquires a percentage of common stock in excess of the applicable threshold but less than 50% of Clarus’ then-outstanding common stock is called an “Acquiring Person.” Any Rights held by an Acquiring Person are void and may not be exercised.
The Board of Directors authorized the issuance of one Right per each share of common stock outstanding on the Record Date and further authorized the issuance of one Right (subject to adjustment as provided in the Rights Agreement) with respect to each Share issued or delivered by Clarus after the Record Date but prior to the earlier of the Distribution Date or the expiration date of the Rights, or as otherwise provided in the Rights Agreement. If the Rights become exercisable, each Right would allow its holder to purchase from Clarus one one-hundredth of a share of Clarus’ Series A Junior Participating Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”), for a purchase price of  $12.00. Each fractional share of Series A Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as one share of common stock. Prior to exercise, however, a Right will not give its holder any dividend, voting or liquidation rights.
The Rights will not be exercisable until 10 days after a public announcement by Clarus that a person or group has become an Acquiring Person. Until the date that the Rights become exercisable (the “Distribution Date”), Clarus’ common stock certificates will evidence the Rights and will contain a notation to that effect. Any transfer of Shares prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights will be separated from the Shares and be evidenced by a rights certificate, which Clarus will mail to all holders of the rights that are not void.
If a person or group becomes an Acquiring Person after the Distribution Date or already is an Acquiring Person and acquires more shares after the Distribution Date, all holders of Rights, except the Acquiring Person, may exercise their rights to purchase Shares with a market value of two times the purchase price (or other securities or assets as determined by the Board of Directors) upon payment of the purchase price (a “Flip-In Event”). After the Distribution Date, if a Flip-In Event has already occurred and Clarus is acquired in a merger or similar transaction, all holders of the Rights except the Acquiring Person may exercise their Rights upon payment of the purchase price to purchase shares of the acquiring corporation with a market value of two times the purchase price of the Rights (a “Flip-Over Event”). Rights may be exercised to purchase shares of Clarus’ Series A Preferred Stock only after the occurrence of the Distribution Date and prior to the occurrence of a Flip-In Event as described above. A Distribution Date resulting from any occurrence described above would necessarily follow the occurrence of a Flip-In Event, in which case the Rights could be exercised to purchase shares of common stock or other securities as described above.
The Rights will expire at such time the Board of Directors determines that the NOLs are fully utilized or no longer available under Section 382 of the Code or the Rights are earlier redeemed or exchanged by Clarus as described below. The Board of Directors may redeem all (but not less than all) of the Rights for a redemption price of  $0.0001 per Right at any time prior to the later of the Distribution Date and the date of the first public announcement or disclosure by Clarus that a person or group has become an Acquiring Person. Once the Rights are redeemed, the right to exercise the Rights will terminate, and the only right of the holders of the Rights will be to receive the redemption price. The redemption price will be adjusted if Clarus declares a stock split or issues a stock dividend on its common stock. After the later of the Distribution Date and the date of the first public announcement by Clarus that a person or group has become an Acquiring Person, but before an Acquiring Person owns 50% or more of Clarus’ outstanding Shares, the Board of Directors may exchange each Right (other than the Rights that have become void) for one share of common stock or an equivalent security.
The Board of Directors may adjust the purchase price of the Series A Preferred Stock, the number of shares of the Series A Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including a stock dividend, a stock split or a reclassification of the Series A Preferred Stock or common stock. No adjustments to the purchase price of less than 1% will be made.
Before the time the Rights cease to be redeemable, the Board of Directors may amend or supplement the Rights Agreement without the consent of the holders of the Rights, except that no amendment may decrease the redemption price below $0.0001 per right. At any time thereafter, the Board of Directors may amend or supplement the Rights Agreement only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions or to make any additional changes to the Rights Agreement, but only to the extent that those changes do not impair or adversely affect any Rights holder and do not result in the Rights becoming redeemable.
Letters Pursuant to the Rights Agreement.   On September 18, September 22, November 7, 2017, and May 4, 2018, respectively, Clarus delivered letters (individually, a “Letter” and collectively, the “Letters”) to each of Kennedy Capital Management, Inc. and its affiliates (collectively, “Kennedy”), Wynnefield Capital, Inc. and its affiliates (collectively, “Wynnefield”), Greenhouse Funds LLLP and its affiliates (collectively, “Greenhouse”), and Brown Advisory Incorporated and its affiliates (collectively, “Brown Advisory”) approving each of their respective requests to be permitted under Clarus’ Rights Agreement dated as of February 12, 2008 to acquire beneficial ownership in excess of 4.9% of Clarus’ outstanding Shares. Such approval is conditioned upon, and subject to Kennedy, Wynnefield, Greenhouse and Brown Advisory, respectively: (i) not increasing such beneficial ownership to in excess of 7.5% of Clarus’ outstanding Shares; and (ii) remaining continuously eligible to report its ownership of the Shares on Schedule 13G. In the case of Kennedy, Wynnefield and Greenhouse, such approval is also conditioned upon, and subject to, the respective party increasing its beneficial ownership to in excess of 4.9% of Clarus’ outstanding Shares on or before the twelve month anniversary of the date of the respective Letter.
Furthermore, in the event that Kennedy, Wynnefield or Greenhouse increases its respective beneficial ownership to in excess of 4.9% of the Clarus’ outstanding Shares and then subsequently reduces its beneficial ownership to below 4.9%, or in the event that Brown Advisory reduces its beneficial ownership to below 4.9%, the approval granted pursuant to their respective Letters shall immediately terminate and the applicable party would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase its beneficial ownership to in excess of 4.9% of Clarus’ outstanding Shares.
Employment Agreements.   Each of our executive officers has entered into an employment agreement with the Company, as described below. The employment agreements of Messrs. Kanders and Kuehne provide that certain stock awards granted to them will vest under certain circumstances relating to the termination of their employment with the Company, which is described below.
Warren B. Kanders.   On June 1, 2017, the Company entered into an employment agreement (the “Kanders Employment Agreement”) with Mr. Warren B. Kanders, the Company’s current Executive Chairman of the Board of Directors, which provides for Mr. Kanders’ employment as Executive Chairman of the Board of Directors for a term expiring on June 1, 2022, subject to certain termination rights, during which time he will receive an annual base salary of  $350,000. Mr. Kanders’ annual base salary will be subject to annual review by the Compensation Committee of the Board of Directors as well as further review in light of any redeployment of assets transaction that the Company may engage in during the term of the Kanders Employment Agreement.
Under the terms of the Kanders Employment Agreement, the Company issued and granted to Mr. Kanders a restricted stock award of 500,000 restricted shares of common stock pursuant to the 2015 Plan, of which (i) 250,000 will vest if, on or before June 1, 2022, the closing share price of the Shares shall have equaled or exceeded $10.00 per share for twenty consecutive trading days; and (ii) 250,000 will vest if, on or before June 1, 2022, the closing share price of the Shares shall have equaled or exceeded $12.00 per share for twenty consecutive trading days.
In addition, Mr. Kanders is entitled, at the sole and absolute discretion of the Compensation Committee, to receive performance bonuses, which may be based upon a variety of factors. Mr. Kanders will also be entitled, at the sole and absolute discretion of the Compensation Committee, to participate in other bonus plans of the Company. The Company will maintain term life insurance on Mr. Kanders in the amount of  $2,000,000 for the benefit of his designees (the “Kanders Life Insurance”).
The Kanders Employment Agreement contains a non-competition covenant and non-interference (relating to the Company’s customers) and non-solicitation (relating to the Company’s employees) provisions effective during the term of Mr. Kanders’ employment and for a period of three years after termination of the Kanders Employment Agreement.
In the event that Mr. Kanders’ employment is terminated (i) by the Company without “cause” (as such term is defined in the Kanders Employment Agreement), (ii) by Mr. Kanders for certain reasons set forth in the Kanders Employment Agreement or (iii) by Mr. Kanders upon a “change in control” (as such term is defined in the Kanders Employment Agreement), Mr. Kanders will be entitled to receive, among other things, an amount equal to five times his annual base salary in one lump sum payment, and in each case, any unvested stock options held by Mr. Kanders shall immediately vest and become exercisable and all unvested restricted stock awards held by Mr. Kanders shall immediately vest.
In the event that Mr. Kanders fails to comply with any of his obligations under the Kanders Employment Agreement, including, without limitation, the non-competition covenant and the non-interference and non-solicitation provisions, Mr. Kanders will be required to repay such lump sum payment as of the date of such failure to comply and he will have no further rights in or to such lump sum payment. In the event that Mr. Kanders’ employment is terminated upon his death, Mr. Kanders’ designees will be entitled to receive the proceeds of the Kanders Life Insurance. The Kanders Employment Agreement may also be terminated by the Company for “cause.” In the event that Mr. Kanders’ employment is terminated by the Company for “cause,” all stock options, whether vested or unvested, and unvested restricted stock awards will terminate and be null and void.
All payments and benefits provided under the Kanders Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
John C. Walbrecht.   On September 23, 2016, Black Diamond Equipment, Ltd. (“BDEL”), a wholly-owned subsidiary of Clarus, entered into an employment agreement (the “Walbrecht Employment Agreement”) with Mr. John C. Walbrecht, which provides for Mr. Walbrecht’s employment as President of BDEL for a term expiring on December 31, 2020, subject to certain termination rights, and an annual base salary of  $350,000. Effective October 1, 2017, Mr. Walbrecht’s annual base salary was increased to $425,000. Mr. Walbrecht became the President of Clarus on March 9, 2018.
At the sole and absolute discretion of the Company’s Board of Directors, Mr. Walbrecht is entitled to receive annual performance bonuses (the “Annual Performance Bonus”), which may be based upon the achievement of certain BDEL sales objectives, of up to 50% of Mr. Walbrecht’s base compensation. With respect to the calendar years ended December 31, 2016 and December 31, 2017, the Annual Performance Bonus was guaranteed in full.
In addition to the Annual Performance Bonus, commencing with the calendar year ended December 31, 2017, Mr. Walbrecht will be entitled to earn an additional annual bonus opportunity (the “Supplemental Performance Bonus”) of  $500,000 upon BDEL achieving minimum annual Adjusted EBITDA Margins (as defined in the Walbrecht Employment Agreement) of greater than 10% (the “Supplemental Performance Bonus Target”) for the applicable calendar year of the term of the Walbrecht Employment Agreement. In the event that BDEL fails to achieve an applicable Supplemental Performance Bonus Target by an amount not to exceed 200 basis points for a calendar year of the term of the Walbrecht Employment Agreement in question but BDEL achieves the Supplemental Performance Bonus Target for the immediately succeeding calendar year, then Mr. Walbrecht will be entitled to a Supplemental Performance Bonus of  $1,000,000 in such succeeding calendar year.
In addition to confidentiality provisions, the Walbrecht Employment Agreement contains a non-competition covenant and non-interference (relating to the Company’s and the Company’s affiliates’ and subsidiaries’ customers), non-solicitation (relating to the Company’s and the Company’s affiliates’ and subsidiaries’ employees) and non-disparagement provisions effective during the term of his employment and for a period of one year after the termination of his employment with BDEL, as more particularly set forth in the Walbrecht Employment Agreement.
In the event that Mr. Walbrecht’s employment is terminated as a result of his death or disability, Mr. Walbrecht or his estate will, subject to the provisions of the Walbrecht Employment Agreement, be entitled to receive his accrued base compensation through the date of such termination. In addition, in the event that Mr. Walbrecht’s employment is terminated upon his death, Mr. Walbrecht’s designees will be entitled to receive $1,000,000 from the proceeds of any key man life insurance policy obtained by BDEL on the life of Mr. Walbrecht in accordance with the Walbrecht Employment Agreement. In the event that

Mr. Walbrecht’s employment is terminated by BDEL for “cause” (as defined in the Walbrecht Employment Agreement), Mr. Walbrecht will, subject to the provisions of the Walbrecht Employment Agreement, be entitled to receive his accrued base compensation through the date of such termination.
In the event that Mr. Walbrecht’s employment is terminated by BDEL without “cause” (as defined in the Walbrecht Employment Agreement), Mr. Walbrecht will, subject to the provisions of the Walbrecht Employment Agreement, be entitled to receive an amount equal to one year of his base compensation as a severance amount. In the event that Mr. Walbrecht voluntarily terminates his employment, Mr. Walbrecht will, subject to the provisions of the Walbrecht Employment Agreement, be entitled to receive his accrued base compensation and benefits through the date of such termination.
In the event that Mr. Walbrecht’s employment is terminated by BDEL or the acquiror of the business of BDEL upon the occurrence of a Change in Control (as defined in the Walbrecht Employment Agreement) (other than a termination by BDEL for “cause” during such period), Mr. Walbrecht will, subject to the provisions of the Walbrecht Employment Agreement, be entitled to receive the severance amount and Supplemental Performance Bonuses that he may have been eligible to earn during the remainder of the term of the Walbrecht Employment Agreement in one lump sum within five days of the effective date of such termination, except that, in the event BDEL or the acquiror requests Mr. Walbrecht to provide consulting services described in the Walbrecht Employment Agreement, then the lump sum payment of an amount equal to the severance amount and Supplemental Performance Bonuses shall be payable upon the expiration of such consulting period.
In the event that Mr. Walbrecht fails to comply with any of his obligations under the Walbrecht Employment Agreement, including, without limitation, the non-competition covenant and the non-interference, non-solicitation and non-disparagement provisions, Mr. Walbrecht will be required to repay previous post termination payments paid to him pursuant to the Walbrecht Employment Agreement as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Walbrecht Employment Agreement. All payments and benefits provided under the Walbrecht Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by BDEL from time to time.
Aaron J. Kuehne.   On May 16, 2016, the Company and Aaron Kuehne entered into the Kuehne Employment Agreement, which provides for Mr. Kuehne’s employment as Chief Administrative Officer, Chief Financial Officer, Secretary and Treasurer of the Company for a term expiring on July 1, 2020, subject to certain termination rights, and an annual base salary of  $300,000, subject to annual review by the Company. The Kuehne Employment Agreement became effective on July 1, 2016. Effective October 1, 2017, Mr. Kuehne’s annual base salary was increased to $350,000. In addition, at the sole and absolute discretion of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors, Mr. Kuehne is entitled to receive annual performance bonuses, which may be based upon a variety of qualitative and quantitative factors, of up to 25% of Mr. Kuehne’s annual base salary. Mr. Kuehne will also be entitled, at the sole and absolute discretion of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors, to participate in other bonus plans of the Company.
Under the terms of the Kuehne Employment Agreement, on July 1, 2016, the Company issued and granted to Mr. Kuehne an option to purchase 125,000 Shares pursuant to the Company’s 2015 Stock Incentive Plan, having an exercise price of  $4.38 per Share, of which 41,667 Shares will vest and become exercisable on each of July 1, 2017 and July 1, 2018 and 41,666 Shares will vest and become exercisable on July 1, 2019. Also under the terms of the Kuehne Employment Agreement, on July 1, 2016, the Company issued and granted to Mr. Kuehne a restricted stock award of 100,000 restricted shares pursuant to the Company’s 2015 Stock Incentive Plan, all of which will vest if, on or before July 1, 2020, the closing share price of the Shares shall have equaled or exceeded $15.00 per Share for twenty consecutive trading days.
The Kuehne Employment Agreement also contains confidentiality obligations as well as a non-competition covenant and non-interference (relating to the Company’s customers), non-solicitation (relating to the Company’s employees) and non-disparagement provisions effective during the term of his employment and for a period of two years after the termination of his employment with the Company.

In the event that Mr. Kuehne’s employment is terminated as a result of his death or disability, Mr. Kuehne or his estate will, subject to the provisions of the Kuehne Employment Agreement, be entitled to receive his accrued base salary through the date of such termination and earned but unpaid annual incentive bonus prorated for the portion of the year in which such termination occurred and all granted but unvested stock options and all unvested restricted stock shall immediately vest. In the event that Mr. Kuehne’s employment is terminated by the Company for “cause” (as defined in the Kuehne Employment Agreement), Mr. Kuehne will, subject to the provisions of the Kuehne Employment Agreement, be entitled to receive his accrued base salary through the date of such termination. In addition, all stock options, whether vested or unvested, and granted but unvested restricted stock will be null and void, except that, in the event that Mr. Kuehne is terminated as a result of his failure to perform any reasonable directive of the Company’s Board of Directors, he will be entitled to retain any vested stock options.
In the event that Mr. Kuehne’s employment is terminated by the Company without “cause” (as defined in the Kuehne Employment Agreement), Mr. Kuehne will, subject to the provisions of the Kuehne Employment Agreement, be entitled to receive an amount equal to one year of his base salary and reimbursement of any COBRA premium payments made by Mr. Kuehne during such one-year period, in each case payable in accordance with the Company’s normal payroll practices. In addition, all granted but unvested stock options and all unvested restricted stock will be null and void. In the event that Mr. Kuehne’s employment is terminated by Mr. Kuehne other than as a result of a “change in control” (as defined in the Kuehne Employment Agreement), Mr. Kuehne will, subject to the provisions of the Kuehne Employment Agreement, be entitled to receive his accrued base salary and benefits through the date of such termination. In addition, all granted but unvested stock options and all unvested restricted stock will be null and void. In the event that Mr. Kuehne’s employment is terminated by Mr. Kuehne as a result of a “change in control” (as defined in the Kuehne Employment Agreement), Mr. Kuehne will, subject to the provisions of the Kuehne Employment Agreement, be entitled to receive an amount equal to one year of his base salary payable in one lump sum within five business days after such termination and reimbursement of any COBRA premium payments made by Mr. Kuehne during such one-year period, except that, in the event the Company or the acquiror requests Mr. Kuehne to provide consulting services described in the Kuehne Employment Agreement, then the lump sum payment of an amount equal to one year of his base salary shall be payable upon the expiration of such consulting period. In addition, all granted but unvested stock options and all unvested restricted stock shall immediately vest.
In the event that Mr. Kuehne fails to comply with any of his obligations under the Kuehne Employment Agreement, including, without limitation, the non-competition covenant and the non-interference, non-solicitation and non-disparagement provisions, Mr. Kuehne will be required to repay previous post termination payments paid to him pursuant to the Kuehne Employment Agreement as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Kuehne Employment Agreement. All payments and benefits provided under the Kuehne Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.
Other Share Repurchases.   As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the maximum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of our issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60, the minimum Purchase Price pursuant to the Offer, the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of our issued and outstanding Shares. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions (including any restrictions contained in our existing debt arrangements) and other factors we deem relevant. Our Board of Directors has authorized $30,000,000 of Share repurchases, pursuant to which we have previously conducted open market repurchases and are conducting this Offer. As of May 7, 2018, Clarus has repurchased $12,228,532 in Shares under this authority.
Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. There can be no assurance that we will repurchase Shares in the future.
General.   Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.
12.
Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.
13.
United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed United States Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, U.S. Holders (as defined below) whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, partnerships or other pass through entities and investors therein or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including through the exercise of stock options). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.
As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States. and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for United States federal income tax purposes).
If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.
Non-Participation in the Offer.   Stockholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.
U.S. Holders.   An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us.
Section 302 Tests.   Under Section 302 of the Code, a U.S. Holder that exchanges Shares for cash pursuant to the Offer will be treated as having sold the Shares for United States federal income tax purposes if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash pursuant to the Offer will be a substantially disproportionate redemption with respect to a U.S. Holder if  (i) the U.S. Holder does not own 50% or more of the Shares immediately after the exchange and (ii) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash pursuant to the Offer fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash pursuant to the Offer that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
Sale Treatment.   If a U.S. Holder that exchanges Shares for cash pursuant to the Offer is treated as having sold the Shares for United States federal income tax purposes, such U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to United States federal income tax at a reduced rate. The deductibility of capital loss is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment.   If a U.S. Holder is not treated under the Section 302 Tests as having sold its Shares for United States federal income tax purposes, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend that is includible in ordinary income to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a reduced rate on the gross amount treated as dividends. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, it will be eligible for a dividends-received deduction (subject to applicable limitations), except that it may be subject to the “extraordinary dividend” provisions of the Code in which case the dividend will not be eligible for the dividends received deduction and corporate U.S. Holders may be subject to adverse tax consequences. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.
To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.
Depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. Holder’s percentage interest in us could increase (or remain the same) even though the total number of Shares held by such U.S. Holder decreases. A U.S. Holder should consider in this regard that all of the Shares that it tenders will not be acquired in the Offer if the Offer is over-subscribed. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed above.
Tax Reporting.   It is possible that a U.S. Holder tendering Shares in this Offer in a manner that satisfies one of the Section 302 Tests may nevertheless receive an IRS Form 1099-DIV (which will also be filed with the IRS) that reports all of the cash that such U.S. Holder receives in the Offer as a dividend for United States federal income tax purposes. Such a U.S. Holder is not precluded, however, from taking the position that the amounts received pursuant to the Offer represent amounts received upon a sale or exchange of the Shares.
Non-U.S. Holders.   Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary or another paying agent may treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. In such case, the Depositary or paying agent may withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary or paying agent determines that a reduced rate of withholding is available.
Generally, to establish an applicable exemption from, or reduced rate of, United States federal withholding tax, a Non-U.S. Holder must deliver to the Depositary or paying agent either (i) IRS Form W-8BEN or W-8BEN-E, as applicable (or other acceptable evidence under Treasury regulations) in which the holder certifies that it is eligible for a lower tax treaty rate with respect to dividends on the Shares or (ii) an IRS Form W-8ECI in which the holder certifies that amounts it receives pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment that it maintains within the United States). The Depositary or paying agent may generally determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. As discussed in Section 3, backup withholding generally will not apply to amounts paid to a Non-U.S. Holder that provides the Depositary or paying agent with an applicable IRS Form W-8 (or other acceptable certification).

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
Gross proceeds paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment within the United States) will generally be subject to United States federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (and a corporate Non-U.S. Holder may also be subject to the 30% branch profits tax on its effectively connected earnings and profits).
Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. Because, as discussed above, the Depositary or another paying agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.
United States Federal Income Tax Backup Withholding.   See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.
14.
Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Clarus of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Clarus stockholders. Stockholders retaining an equity interest in the Company may face reduced trading liquidity. As of May 7, 2018, we had 30,041,265 issued and outstanding Shares. Stockholders may be able to sell non-tendered Shares in the future on NASDAQ or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.
We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares on NASDAQ.
In addition, following consummation of the Offer or future repurchases, stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on NASDAQ or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.
The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. The Company currently meets the eligibility requirements for deregistration of the shares under the Exchange Act due to our having fewer than 300 holders of record of our Shares. Our shares will continue to be eligible for deregistration under the Exchange Act following our purchase of Shares under the Offer. However, we have no present plans to terminate the registration of the shares under the Exchange Act or to discontinue complying with the SEC’s proxy rules and other requirements to furnish information to our stockholders, and we do not anticipate any such plans in the foreseeable future.
15.
Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.
We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per Share consideration offered in the Offer to holders of Shares or by decreasing or increasing aggregate purchase price of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
(1)
we increase or decrease the prices offered to be paid for Shares, or increase or decrease the aggregate purchase price of Shares sought in the Offer and, in the event of an increase in the aggregate purchase price of Shares sought in the Offer, the increase exceeds 2% of the Shares outstanding, and

(2)
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.
16.
Fees and Expenses; Information Agent; Depositary.

We have retained D.F. King to act as Information Agent in connection with the Offer. As Information Agent, D.F. King may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. D.F. King, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. American Stock Transfer & Trust Company, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Clarus, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.
17.
Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders of Shares from or on behalf of, the stockholders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.
Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Clarus.
We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us.
Clarus Corporation
May 8, 2018

The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of Clarus or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
American Stock Transfer & Trust Company
By First-Class, Registered or Certified Mail:	By Express or Overnight Courier:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
Stockholders Call Toll-Free: (888) 414-5566
Email: clarus@dfking.com